EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Announces Sabine Pass LNG's Tender Offer for Sabine Pass LNG's Outstanding 7.25% Senior Secured Notes
Houston, Texas - October 1, 2012 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) announced today that its wholly owned subsidiary, Sabine Pass LNG, L.P. (“SPLNG” or “Sabine Pass LNG”), has commenced a cash tender offer for any and all of its $550 million outstanding 7.25% Senior Secured Notes due 2013 (“Notes”). The terms and conditions of the tender offer are described in an Offer to Purchase dated October 1, 2012 (the “Offer to Purchase”), and in a related Letter of Transmittal, which are being sent to holders of the Notes.
SPLNG's obligation to purchase Notes pursuant to the tender offer is conditioned upon the completion by SPLNG of a new financing on terms and conditions satisfactory to SPLNG, the net proceeds of which will be used to fund a portion of the aggregate Total Consideration for all of the currently outstanding Notes. Net proceeds received from Cheniere Partners of approximately $194 million from Cheniere Partners' recently completed common units offering are expected to be used for the remaining portion of the aggregate Total Consideration.
The table below sets forth information on the Notes and the tender offer:

		Aggregate Principal
CUSIP/ISIN		Amount	Tender Offer	Early Tender	Total
Numbers	Title of Security	Outstanding	Consideration (1)	Payment (1)	Consideration (1)
785583 AA3	7.25% Senior Secured Notes due 2013	$550,000,000	$1,043.55	$30.00	$1,073.55
U8596QAA0
785583 AC9
US785583AA33
USU8596QAA05
US785583AC98
(1) Per $1,000 principal amount of Notes accepted for purchase.
Registered holders of Notes must validly tender and not validly withdraw their Notes on or before 5:00 p.m., New York City time, on October 15, 2012, unless extended (such date and time, as the same may be extended, the “Early Tender Deadline”) in order to be eligible to receive the Early Tender Payment, in addition to the Tender Offer Consideration. Registered holders of Notes who validly tender their Notes after the Early Tender Deadline and on or before the Expiration Date (as defined below) will be eligible to receive only the Tender Offer Consideration. In addition, registered holders of Notes whose Notes are accepted for purchase in the tender offer will receive accrued and unpaid interest on such Notes up to, but not including, the applicable settlement date. SPLNG may elect to accept for purchase prior to the expiration of the tender offer all Notes validly tendered on or before the Early Tender Deadline. It is anticipated that the settlement date for Notes validly tendered on or before the Early Tender Deadline will be October 16, 2012, if SPLNG elects to accept such Notes for purchase prior to the expiration of the tender offer. It also is anticipated that the settlement date for Notes validly tendered after the Early Tender Deadline and on or before the Expiration Date (as well as for Notes validly tendered on or before the Early Tender Deadline if SPLNG does not elect to accept such Notes for purchase prior to the expiration of the tender offer) will be promptly following the Expiration Date.

The tender offer will expire at 12:00 midnight (meaning the end of such day), New York City time, on October 29, 2012, unless extended (such date and time, as the same may be extended, the “Expiration Date”). As set forth in the Offer to Purchase, validly tendered Notes may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on October 15, 2012, unless extended. The consummation of the tender offer is not conditioned upon any minimum amount of Notes being tendered but is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase.
SPLNG's obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal, and the information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, SPLNG may amend, extend or, subject to certain conditions, terminate the tender offer. None of Cheniere Partners, SPLNG, the Dealer Manager, the Information Agent, the Depositary, the Trustee for the Notes and each of their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer.  Holders are urged to evaluate carefully all information in the Offer to Purchase and the related Letter of Transmittal, consult their own investment and tax advisers and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.
Credit Suisse Securities (USA) LLC is the Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact Credit Suisse Securities (USA) LLC at (212) 325-2476 (collect) or (800) 820-1653 (toll-free) (Attention: Liability Management Group). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (866) 470-4300.
Additional Information
Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass Channel in western Cameron Parish, Louisiana.  The Sabine Pass LNG terminal has regasification and send-out capacity of 4.0 billion cubic feet per day (Bcf/d) and storage capacity of 16.9 billion cubic feet equivalent (Bcfe).  Cheniere Partners is developing a project to add liquefaction and export capabilities adjacent to the existing infrastructure at the Sabine Pass LNG terminal.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Cheniere Partners' business strategy, plans and objectives, including the use of proceeds from the offering, and SPLNG's ability to consummate the tender offer as well as its offering of new senior secured debt securities. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259